EXHIBIT 99.1

Pain Therapeutics Reports Q2 2015 Financial Results

Company is Focused on REMOXY NDA Resubmission, Targeted for Q1 2016

AUSTIN, Texas, July 23, 2015 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter ended June 30, 2015. Net loss in Q2 2015 was $3.4 million, or $0.07 per share, compared to a net loss in Q2 2014 of $3.2 million, or $0.07 per share. Cash and investments were $37.3 million at June 30, 2015. The Company continues to expect net cash usage in 2015 may be approximately $12 million.

"Results this quarter reflect our intense focus on REMOXY", said Remi Barbier, President & CEO. "We believe REMOXY and FENROCK, our abuse deterrent fentanyl pain patch, may well represent the most exciting pipeline of abuse-deterrent products in the industry. It is a rare opportunity these days to have an unencumbered, proprietary and differentiated portfolio of drugs, with a lengthy period of exclusivity, that fits precisely into a therapeutic focus on pain."

REMOXY Highlights for Q2 2015

  We recently assessed the long-term stability of REMOXY. The purpose of stability testing is to provide evidence of how a drug varies with time under storage conditions. Results of stability testing at 12 months shows REMOXY within current specifications. These stability data will be integral to the REMOXY New Drug Application (NDA) resubmission, as we believe they address prior concerns over manufacturing and stability of REMOXY.
  Our previous corporate partner for REMOXY had reached a written agreement with the FDA on the specific contents of an acceptable NDA resubmission. We recently received written confirmation from the FDA that this key regulatory document remains valid and applies to our own NDA resubmission for REMOXY.
  We recently announced top-line results of a Human Abuse Potential study with REMOXY. This study demonstrated with statistical significance (p<0.0001) that both intact and chewed REMOXY were less "liked" than immediate-release oxycodone on the two primary endpoints, Drug Liking and Drug High, in non-dependent, recreational opioid users.
  In May, we provided shareholders with a comprehensive update on the status of REMOXY, including our manufacturing and supply chain strategy.
  We continue to assemble a highly experienced team of experts, consultants and vendors from a range of disciplines to handle the complexities of preparing an NDA resubmission for REMOXY.
  We substantially completed the transition of REMOXY from our former corporate partner.
  We continued to conduct certain non-clinical activities prior to re-filing the REMOXY NDA. This includes in vitro work that was initiated but not completed by our former corporate partner.
  We continued to review potential commercialization strategies for REMOXY. Potential strategies may include consummating a strategic transaction that monetizes our entire pipeline of drug candidates; forming a commercial collaboration around REMOXY; or building a small, highly focused sales and marketing team.
  We expect to re-file an NDA for REMOXY with the FDA in Q1 2016, pending timely and successful completion of non-clinical activities.

Financial Highlights for Q2 2015

  At June 30, 2015, cash and investments were $37.3 million, compared to $39.2 million at March 31, 2015. The Company has no debt.
  Net cash used in Q2 2015 was $1.9 million.
  Research and development expenses increased to $2.0 million in Q2 2015 from $1.9 million in Q2 2014, primarily due to increased activities related to REMOXY. Research and development expenses included non-cash stock-related compensation costs of $0.3 million in Q2 2015 and $0.4 million in Q2 2014.
  General and administrative expenses increased to $1.4 million in Q2 2015 from $1.3 million in Q2 2014, primarily due to increased non-cash stock-related compensation costs. General and administrative expenses included non-cash stock-related compensation costs of $0.6 million in Q2 2015 and $0.5 million in Q2 2014.

Other Highlights for Q2 2015

We are also developing FENROCK™, a proprietary abuse deterrent transdermal pain patch (fentanyl).  We recently conducted proof-of-concept studies with FENROCK. Results from these studies may be announced in the second half of 2015, depending on the timing of certain intellectual property filings related to this drug candidate. We own all world-wide commercial rights to FENROCK.

In the second half of 2015, we expect to announce a major new drug development initiative for CNS diseases. Our undisclosed new drug candidate was developed in-house in cooperation with academic researchers, and targets a large, non-pain, underserved chronic market.  We own all world-wide commercial rights to this drug candidate. In connection with this program, we also expect to also announce a new, non-dilutive source of funding that is intended to fund IND-enabling activities for our undisclosed new drug candidate.

About REMOXY®

We own world-wide commercial rights to our lead drug candidate, REMOXY Extended-Release Capsules CII, a unique, twice-a-day formulation of oral oxycodone. REMOXY's intended indication is for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time and for which alternative treatments are inadequate. REMOXY's high viscosity formulation is specifically intended to discourage certain common methods of drug tampering and misuse, such as injection and snorting. The REMOXY NDA is supported by multiple clinical trials, including a successful Phase III efficacy program that was conducted under a Special Protocol Assessment.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements:This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, our projected net cash usage in 2015; information and specific contents of an acceptable resubmission of the REMOXY New Drug Application, and the timing of such resubmission.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in the return of REMOXY to us in connection with the termination of the Collaboration Agreement with our former corporate partner; difficulties or delays in completion of non-clinical activities for REMOXY and development and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Operating expenses
Research and development	$1,986	$1,935	$3,124	$4,081
General and administrative	1,401	1,322	2,858	2,639
Total operating expenses	3,387	3,257	5,982	6,720
Operating loss	(3,387)	(3,257)	(5,982)	(6,720)
Interest income	13	11	25	25
Net loss	$(3,374)	$(3,246)	$(5,957)	$(6,695)

Net loss per share, basic and diluted	$(0.07)	$(0.07)	$(0.13)	$(0.15)

Weighted-average shares used in computing net loss per share, basic and diluted	45,356	45,247	45,356	45,187

CONDENSED BALANCE SHEETS
(in thousands)
			June 30, 2015	December 31, 2014(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$37,302	$40,590
Other current assets			200	239
Total current assets			37,502	40,829
Other assets			254	77
Total assets			$37,756	$40,906
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$913	$198
Other accrued liabilities			900	652
Total current liabilities			1,813	850
Non-current liabilities			—	—
Total liabilities			1,813	850
Stockholders' equity
Common Stock and additional paid-in-capital			158,392	156,548
Accumulated other comprehensive income			1	1
Accumulated deficit			(122,450)	(116,493)
Total stockholders' equity			35,943	40,056
Total liabilities and stockholders' equity			$37,756	$40,906

(1) Derived from the Company's annual financial statements as of December 31, 2014, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450